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STATE OF NORTH CAROLINA (NC SEAL) Department of The Secretary of State

To whom these presents shall come, Greetings:
    I, Rufus L. Edmisten, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

                            ARTICLES OF MERGER
                                    OF
                           BRENDLE'S STORES, INC.
                                   INTO
                           BRENDLE'S INCORPORATED

the original of which was filed in this office on the 26th day of April, 1994.


(Seal) IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 26th day of April, 1994.

                             (signature of Rufus L. Edmisten)
                                      Secretary of State

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                             ARTICLES OF MERGER
                                     OF
                           BRENDLE'S STORES, INC.,
                       a North Carolina corporation
                                    into
                          BRENDLE'S INCORPORATED
                       a North Carolina corporation


    BRENDLE'S INCORPORATED, a corporation organized under the laws of North Carolina ("Surviving Corporation"), submits these
Articles of Merger for the purpose of merging BRENDLE'S STORES, INC., a corporation organized under the laws of North Carolina (the "Merging Corporation") into the Surviving Corporation.

    I. The Plan of Merger attached as Exhibit A was duly approved by the Board of Directors of the Surviving Corporation in the manner prescribed by Sections 55-11-04 and 55-14A-01 of the North Carolina General Statutes. The Merging Corporation is at least ninety percent
(90%) owned by the Surviving Corporation, and therefor, this merger is pursuant to the authorization of Section 55-11-04 of the North
Carolina General Statutes. In addition, this merger is made under the authority of Section 55-14A-01 of the North Carolina General Statutes as it is pursuant to the Plan of Reorganization approval by the United States Bankruptcy Court for the Middle District of North Carolina in Case Nos. B-9214519C-11W and B-9214520C-11W.

   II. Shareholder approval of the Plan of Merger was not required because the Surviving Corporation was the owner of at least ninety percent (90%) of the outstanding shares of each class of the Merging Corporation and the Plan of Merger does not provide for any changes in the Articles of Incorporation of the Surviving Corporation that requires shareholder action.

  III. These Articles of Merger shall become effective on April 29, 1994, at 2:00 p.m., E.D.T., and the merger herein provided shall become effective for all purposes as set forth in the attached Plan of Merger.

       [SEE SEPARATE SIGNATURE PAGE ATTACHED HERETO]

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THIS, the 25th day of April, 1994.

                            BRENDLE'S INCORPORATED
                            a North Carolina corporation
                            By: (signature of Douglas D. Brendle)
                                 Douglas D. Brendle, President

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                               EXHIBIT A

                            PLAN OF MERGER
                           FOR THE MERGER OF
                         BRENDLE'S STORES, INC.
                                  into
                         BRENDLE'S INCORPORATED

     THIS PLAN OF MERGER is adopted for the purpose of merging BRENDLE'S STORES, INC., a North Carolina corporation and wholly owned subsidiary of Brendle's Incorporated (the "Merging Corporation"), and BRENDLE'S INCORPORATED, a North Carolina corporation (the "Surviving Corporation"). Such corporations are hereinafter referred to collectively as the "Constituent Corporations."

    The Constituent Corporations intend that, pursuant to the applicable statutes of the State of North Carolina, and subject to the terms and conditions herein set forth, the Merging Corporation shall be merged into the Surviving Corporation and the plan, terms and conditions of such merger shall be as follows:

      1. Name. The name of the surviving corporation shall be Brendle's Incorporated.

      2. Merger. Upon the effectiveness of this merger, the corporate existence of the Merging Corporation will cease, and the corporate existence of the Surviving Corporation will continue, and the Surviving Corporation shall be deemed to have assumed all of the obligations of the Merging Corporation. The time when this merger becomes effective is hereinafter referred to as the "Effective Time."

    3. Shareholder Approval Not Required. No shareholder approval of either of the Constituent Corporations is required because the Merging Corporation is at least ninety percent (90%) owned by the Surviving Corporation.

    4. Conversion of Shares. The manner and basis of converting and exchanging the shares of the Constituent Corporations shall be as follows:

      (a) Surviving Corporation. The issued and outstanding shares of the Surviving Corporation shall not be converted or altered in any manner as a result of the merger and shall remain outstanding as shares of the Surviving Corporation.

      (b) Merging Corporation. Each share of the common stock of the Merging Corporation issued and outstanding as of the Effective Time was owned by the Surviving Corporation, with the exception of five hundred (500) shares of the Merging Corporation which was owned by the stockholder listed on Schedule 4(b) attached hereto and made a part hereof ("Store's Stockholder"). The Store's Stockholder will be exchanged one (1) share of the stock of the Surviving Corporation for each share of the stock of the Merging Corporation owned by said Store's Stockholder at the Effective Time. All remaining shares of the Merging Corporation owned by the Surviving Corporation shall be cancelled.

     (c) Fractional Shares. In no event shall fractional shares of the Surviving Corporation be issued. Any shareholder of the Merging Corporation who would otherwise be entitled to receive five-tenths (.5) or more of a share of stock of the Surviving Corporation will instead receive an additional whole share, and any shareholder who would otherwise be entitled to less than five-tenths (.5) of a share will not receive any consideration for such fractional interest.

     (d) Surrender of Certificates of Merging Corporation. Each holder of a certificate representing shares of the Merging Corporation shall surrender such certificate to the Merging Corporation on or before the Effective Time, and the Merging Corporation shall thereupon deliver such certificate to the Surviving Corporation for cancellation and, where permitted by this Plan of Merger, issuance of shares of the Surviving Corporation.

    4. Qualification of Merger. This merger is intended to qualify and be recognized as a "reorganization," as such term is defined in Section 368(a)(1)(G) of the Internal Revenue Code of 1986, as amended.

    5. Changes to Charter. No changes in the Articles of Incorporation of the Surviving Corporation shall be effected by this merger.

    6. Conditions; Abandonment. This merger is conditioned upon approval of the Board of Directors of the Surviving Corporation, pursuant to, and as prescribed by, Sections 55-11-04 and 55-14A-01 of the North Carolina General Statutes, and at any time prior to the Effective Time, the Board of Directors of the Surviving Corporation may, in its sole discretion, abandon this merger.

   7. Effective Time. This merger shall become effective on Friday, April 29, 1994, at 2:00 p.m., E.D.T.